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                                   EXHIBIT 99


THE REYNOLDS AND REYNOLDS COMPANY ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS

RESULTS FROM AUTOMOTIVE OPERATIONS EXPECTED TO BE IN-LINE WITH ESTIMATES, THOUGH RESULTS FROM DISCONTINUED OPERATIONS EXPECTED TO BE LOWER

DAYTON, Ohio, July 10 /PRNewswire/ -- The Reynolds and Reynolds Company (NYSE:
REY - news) today announced preliminary results for the third fiscal quarter ending June 30, 2000. The company will report full financial results for the quarter on July 25, 2000.

Continuing Operations. The company expects the results of its core automotive operations to be in line with estimates, before re-organization costs of 2.5 cents per share. The re-organization costs include approximately 1.5 cents per share related to the company's equity investment in UK-based Kalamazoo Computer Group and approximately 1 cent per share related to the divestiture of the Information Solutions Group.

Discontinued Operations. The company announced on April 10, 2000, its intent to sell the Information Solutions Group. On June 20, 2000 the company announced a definitive agreement to sell the Information Solutions Group to the Carlyle Group for $360 million. The Group's results will be reported as a discontinued operation when Reynolds reports full financial results on July 25. Third quarter discontinued operations results are expected to be approximately 6 cents per share below the second quarter. Approximately half of the shortfall results from lower sales and a customer bankruptcy. The remainder of the shortfall represented an asset write-off resulting from the Information Solutions divestiture. This write-off was in a business that was not part of the sale to the Carlyle Group.

Upon completion of the sale in the fourth quarter, the company expects net proceeds of approximately $275 million after taxes and debt reduction and an after-tax gain on the sale of approximately $20 million. On June 20, the company announced that an additional 5 million shares were authorized by the board of directors for repurchase bringing the total authorized shares to 6.7 million.

"The re-organization charges in the third quarter reflect the ongoing reshaping of the company and will benefit future quarters," said David R. Holmes, chairman and chief executive officer. "We expect additional charges in the fourth quarter that will approximate the after-tax gain on the Information Solutions Group sale. The sale of Information Solutions and the ongoing reshaping of the company position us well to leverage our strong market position and recent initiatives including the Saturn agreement, the acquisition of the HAC Group, our alliance with GM, and our investment in the ChoiceParts electronic parts exchange," said Holmes.

EPS Estimate. Including the aforementioned re-organization charges and discontinued operations, the company expects earnings per share for the third quarter to be approximately 31 cents per share.

Reynolds and Reynolds, headquartered in Dayton, Ohio, provides advanced solutions for the worldwide automotive retailing marketplace. The company reported revenues of $1.56 billion for the fiscal year ended Sept. 30, 1999. For more information on Reynolds and Reynolds, visit the company's Web site at


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http://www.reyrey.com, or call the Information Hotline at 1-888-4REYREY.

Certain statements in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management's judgment, beliefs, current trends and market conditions. Forward-looking statements made or to be made by or on behalf of the company may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. See also the discussion of factors that may affect future results contained in the company's Current Report on Form 8-K filed with the SEC on February 9, 2000, which we incorporate herein by reference. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.